                                                                       Exhibit 1
                                                                       ---------



                           STOCK PURCHASE AGREEMENT
                           ------------------------

                           STOCK PURCHASE AGREEMENT
                           ------------------------

     This STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of February 13, 1998, between HAMILTON HOLDINGS, LTD. (the "Seller"), a Kentucky limited partnership, and JAMES RIVER COAL COMPANY (the "Purchaser"), a Virginia corporation, recites and provides:

     WHEREAS, the Seller collectively owns of record and beneficially 470,240 shares of common stock, par value $.01 per share (the "Company Common Stock"), of Blue Diamond Coal Company, a Delaware corporation (the "Company") (such Sellers' shares being referred to collectively as the "Shares");

     WHEREAS, the Purchaser and the Seller entered into a proxy and option agreement, (the "Option Agreement") dated December 15, 1997, pursuant to which the Seller has agreed, among other things, to sell the Shares to the Purchaser in exchange for the Purchase Price (as defined below);

     WHEREAS, the Purchaser delivered to the Seller the notice required by Paragraph 4(a) of the Option Agreement on February 11, 1998 notifying the Seller that the Purchaser intended to purchase the Shares on the date hereof (the "Closing Date"); and

     WHEREAS, the Purchaser has previously delivered by wire transfer $1,000,000 in immediately available funds to the Seller as partial payment for the Shares.

     NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, receipt whereof is hereby acknowledged, the Seller and the Purchaser agree as follows:

1.   Sale and Purchase of the Shares.
     --------------------------------

     (a) Subject to the terms and conditions set forth herein, the Seller agrees to sell, and the Purchaser agrees to buy, the Shares at a price per Share equal to the Purchase Price. As payment in full for the Shares, the Purchaser shall (i) agree to provide for the payment of the Contingency Amount (as defined below); and (ii) wire transfer to an account designated by the Seller an amount equal to $27,408,609.12.

     (b) Simultaneously with the delivery of the Purchase Price, the Seller shall deliver, assign and convey to the Purchaser a certificate or certificates representing the Shares purchased by the Purchaser (together with appropriate stock powers) or provide for the transfer of any shares held in street name by means reasonably acceptable to Purchaser, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions.

     (c) For purposes of this Agreement, the purchase price per Share (the "Purchase Price") shall equal the sum of (i) $60.413 in cash plus (ii) the right to receive after the Closing Date the Contingency Amount (as defined below), if any, divided by (x) the number of shares of Company Common Stock issued and outstanding on the date the Company is merged with the wholly owned subsidary of the Purchaser or (y) the number of shares of Company Common Stock issued and outstanding on the date the payment becomes due, if such merger does not occur. For purposes of this Agreement, the contingency amount (the "Contingency Amount") shall mean the amount to be paid to the shareholders of the Company and the Seller, pursuant to the Contingency Agreement in the form attached hereto as Exhibit A. If for any reason the merger between the Company and a wholly-owned
---------
Subsidiary of Purchaser does not occur, Purchaser will execute such documents as may be necessary to convey to Seller its pro rata share of the Contingency Amount.

2.   Representations and Warranties of the Seller.
     ---------------------------------------------

     The Seller represents and warrants to the Purchaser, as to the Company, itself and with respect to its Shares, as follows:

     (a) The Shares constitute all of the shares of Company Common Stock beneficially owned (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), directly or indirectly, by the Seller, other than 2,200 shares of Company Common Stock owned by Leo Hamilton.

     (b) The execution and delivery of this Agreement by the Seller does not, and the performance by the Seller of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of the Shares under (i) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Seller is a party or by which the Seller is bound, (ii) any judgment, writ, decree, order or ruling applicable to the Seller, or (iii) the organizational documents of such Seller, if applicable.

     (c) The Seller has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and except for the notices and filings referenced in paragraph (d) below, no other actions on the part of the Seller are required in order to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser, constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, organization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     (d) Neither the execution and delivery of this Agreement nor the performance by the Seller of its obligations hereunder will (i) violate any order, writ, injunction or judgment applicable to the Seller or (ii) violate any law, decree, statute, rule or regulation applicable to the Seller or require any consent, authorization or approval of, filing with or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") or the federal securities laws.

     (e) The Seller owns good, valid and marketable title to the Shares, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions. Upon delivery of the Shares to the Purchaser at the closing and upon the Purchaser's payment therefor in accordance with Section 1 hereto, good and valid title to the Shares, free and clear of all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, will pass to the Purchaser.

3.   Representations and Warranties of the Purchaser.
     -----------------------------------------------

     The Purchaser represents and warrants to the Seller as follows:

     (a) The Purchaser is (i) duly organized and validly existing and in good standing under the laws of the Commonwealth of Virginia, (ii) has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and (iii) has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, organization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     (b) The execution and delivery of this Agreement by the Purchaser does not, and the performance by the Purchaser of its obligations hereunder will not, constitute a violation of, conflict with, or result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, its charter or bylaws or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Purchaser is a party or by which the Purchaser is bound or any judgment, writ, decree, order or ruling applicable to the Purchaser.

     (c) Neither the execution and delivery of this Agreement nor the performance by the Purchaser of its obligations hereunder will violate any order, writ, injunction, judgment, law, decree, statute, rule or regulation applicable to the Purchaser or require any consent, authorization or approval of, filing with, or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the HSR Act or the federal securities laws.

4.   Indemnification.
     ---------------
     (a) The Seller shall indemnify and hold the Purchaser harmless from and against, and agree to defend promptly the Purchaser from and reimburse the Purchaser for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys' fees and other legal costs and expenses (hereinafter referred to collectively as "Losses"), that the Purchaser may at any time suffer or incur, or become subject to, as a result of or in connection with a breach of this Agreement by the Seller.

     (b) The Purchaser shall indemnify and hold the Seller harmless from and against, and agree to defend promptly the Seller from and reimburse the Seller for, any and all Losses that the Seller may at any time suffer or incur, or become subject to, as a result of or in connection with a breach of this Agreement by the Purchaser.

5.   Miscellaneous.
     --------------
     (a)  Expenses.  Each of the parties hereto shall bear and pay all costs and
          --------
expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b)  Entire Agreement.  Except as otherwise expressly provided herein, this
          ----------------
Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     (c)  Assignment. Neither of the parties hereto may assign any of its rights
          ----------
or obligations under this Agreement to any other person, without the express written consent of the other party.

     (d)  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     (e)  Specific Performance.  The parties agree that damages would be an
          --------------------
inadequate remedy for a breach of the provisions of this Agreement by either party hereto and that this Agreement may be enforced by either party hereto through injunctive or other equitable relief.

     (f)  Governing Law. All questions concerning the construction, validity and
          -------------
interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first written above.


                                 HAMILTON HOLDINGS, LTD.

                                 By:  TYE Fork Coal Company, General Partner


                                    By:/s/ Thomas R. Hamilton
                                       ---------------------------
                                     Name:  Thomas R. Hamilton
                                     Title:  President


                                 JAMES RIVER COAL COMPANY


                                 By:/s/ James B. Crawford
                                    -------------------------------
                                     Name:  James B. Crawford
                                     Title:  Chairman of the Board